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 R                                                                                    Confidential
Exhibit 10(a)103
Date:        March 19, 2015

To:        [Name]

From:	Jennifer Raeder

Subject:
Restricted Share Agreement (“Agreement”) - Under the 2011 Equity Ownership and Long Term Cash Incentive Plan of Entergy Corporation and Subsidiaries (Effective for Grants and Elections On or After May 6, 2011)

I am pleased to inform you on behalf of Entergy Corporation (the “Company”) that the Personnel Committee of the Entergy Corporation Board of Directors (“Committee”) has agreed to grant you, pursuant to the 2011 Equity Ownership and Long Term Cash Incentive Plan of Entergy Corporation and Subsidiaries (the “Plan”), xxxx Restricted Shares of Entergy Corporation Common Stock (the “Restricted Shares”), subject to the terms and conditions of this Agreement and the Plan.

1.         Effective Date of Restricted Shares Grant.  This grant of Restricted Shares is effective January 29, 2015 (“Grant Date”), and you accept the grant and agree to all terms and conditions of it, unless you file a written objection in accordance with Section 10 of the Agreement.

2.         Restricted Period.

(a)        Except as otherwise provided in Subsection 2(b) to the contrary, and except as provided in Section 13 of the Plan, the following vesting provisions shall apply during the thirty-six (36)-months immediately following the Grant Date (the “Restricted Period”):

(i)         Restrictions shall lift on one-third (1/3) of the total Restricted Shares subject to this Agreement on each of the first three (3) anniversaries of the Grant Date (each such anniversary, a “Vesting Date”), provided you (A) remain a continuous full-time regular employee of a System Company at System Management Level 1 through 6 through each such Vesting Date or (B) are or later become and then remain a continuous part-time regular System Company employee participating in the Company’s Phased Retirement Program through each such anniversary date.

(ii)        Unless solely attributable to your becoming a participant in the Company’s Phased Retirement Program, upon your termination of continuous full-time regular employment to become a part-time employee, or upon your demotion to a position below System Management Level 1 through 6, you shall forfeit all Restricted Shares on which restrictions have not already lifted in accordance with Subsection 2(a)(i) at such time.

(iii)       Except as set forth in Section 2(b) below, upon your Retirement or termination from System Company employment for any reason or no reason (including with or without

Cause), you shall forfeit all Restricted Shares on which restrictions have not already lifted in accordance with Subsection 2(a)(i) at such time.

(b)        Notwithstanding the foregoing provisions of Subsection 2(a) to the contrary, the following provisions shall govern to the extent applicable:

(i)         If, during the Restricted Period, you die or become Totally Disabled while actively employed as an eligible System Company employee in accordance with the requirements set forth in Subsection 2(a)(i)(A) or (B), then any then-remaining restrictions immediately shall lift on a pro-rated portion of the then-unvested Restricted Shares that were otherwise scheduled to become vested on the immediately following Vesting Date (as well as dividends declared on such pro-rated portion of the Restricted Shares), which pro-rated vested portion shall be that number of Restricted Shares equal to the product of (A) a fraction, the numerator of which shall be the number of days between (x) the later of the Grant Date and the immediately preceding Vesting Date, as applicable, and (y) the date of your death or the date as of which you are determined to be Totally Disabled, as applicable, and the denominator of which shall be 365 days, times (B) that number of Restricted Shares that were otherwise scheduled to become vested on the immediately succeeding Vesting Date.

(ii)          If you are demoted to a position below System Management Level 1 through 6 and you thereafter remain a regular, full-time System Company employee until the immediately succeeding Vesting Date, then you shall remain eligible to vest in a pro-rated portion of the unvested Restricted Shares that were otherwise scheduled to become vested on such immediately succeeding Vesting Date (as well as dividends declared on such pro-rated portion of the Restricted Shares), which pro-rated vested portion shall be determined by multiplying (A) a fraction, the numerator of which shall be the number of days between (x) the later of the Grant Date and the immediately preceding Vesting Date, as applicable, and (y) the date of your demotion, and the denominator of which shall be 365 days, times (B) that number of Restricted Shares that were otherwise scheduled to become vested on the immediately succeeding Vesting Date.

(iii)           If within twenty-four (24) months following the effective date of a Change in Control, your System Company employment is terminated by a System Company without Cause or by you for Good Reason (such that you are no longer employed by any System Company), all restrictions imposed hereunder on the Restricted Shares shall lift effective as of the date your System Company employment is terminated;

(iv)         Except as provided below for an employee on an extended leave of absence bridge to Retirement under an approved severance program under the Entergy System Severance Pay Plan No. 537 or the Entergy System Severance Pay Plan No. 538, if you are on a leave of absence (whether paid or unpaid) approved by your System Company employer for reasons other than Total Disability, you will be treated, solely for purposes of the Plan and this Agreement, as continuing to satisfy the requirements of Subsection 2(a)(i) while on such approved leave of absence. If your System Company employment terminates during such approved leave of absence, the remaining provisions of this Section 2 shall apply as if you were actively employed by your System Company employer immediately prior to such termination event. Employees on an extended leave of absence bridge to Retirement under an approved severance program under the Entergy System Severance Plan Pay No. 537 or the Entergy System Severance Pay Plan No. 538, shall not be considered under the Plan or this Agreement as full-time employees or part-time System Company employees under the Company’s Phased Retirement Program during the extended leave of absence bridge period, and their System Company employment shall be considered terminated for purposes of vesting in Awards under the Plan and this Agreement as of the commencement of their extended leave of absence bridge period.
3.         Share Issuance.  During the Restricted Period, the Restricted Shares shall be held in an account with Computershare, as custodian, in book entry form and with the restrictions noted.  You can track your

Restricted Shares account: by contacting Computershare Shareowner Services at 1 (877) ETR-6299, or via the Internet address https://www-us.computershare.com/EmployeePortal/.

4.         Lifting of Restrictions.  Upon the satisfaction of all requirements for restrictions to lift on all or a portion of the Restricted Shares, the restrictions on such Restricted Shares shall lapse and such vested shares of Common Stock (including any dividends on the vested Restricted Shares that were reinvested in Common Stock) shall be credited by Wells Fargo to a separate book entry account in your name, and such vested shares shall be free of all restrictions except any that may be imposed by law.  Upon the crediting of vested Restricted Shares to a book entry account, participants may treat the Common Stock in the same manner as all other Common Stock owned by the participant.  All System Management Level (“ML”) 1-4 Participants are considered “Restricted Employees” under Entergy’s Insider Trading Policy and, as such, may trade in Entergy Corporation securities only during an open window period (and only if not in possession of material, non-public information). Currently, window periods begin on the second business day after the quarterly earnings release and run through the last business day of the second month of the current quarter. In addition, the Insider Trading Policy requires that you pre-clear all transactions involving Entergy securities with Entergy Corporation’s Office of the General Counsel. The customer service number for Wells Fargo Shareholder Services is 1-855-854-1360.

5.        Common Stock Ownership Guidelines.  If you are an ML 1-4 Participant, you must maintain the applicable Target Stock Ownership Level in the chart below, which is expressed as a multiple of your base salary and depends on your ML.

System Management Level	Common Stock Ownership Target Levels
ML1	6 times base salary
ML2	3 times base salary
ML3	2 times base salary
ML4	1 times base salary

These ownership multiples may be satisfied through any shares of Common Stock held by the ML 1-4 Participant, including unvested Restricted Shares, shares held in tax-qualified 401(k) plans, etc.  Until you achieve your multiple of base salary ownership position, upon restrictions lifting on your Restricted Shares, you must continue to retain the book entry shares until the earlier of (a) achieving and maintaining your multiple of base salary ownership threshold, or (b) your termination of full-time employment within the Entergy System.  Once you have achieved and maintain your multiple of base salary ownership threshold, you are no longer bound to hold the Restricted Shares converted to book entry shares upon restrictions lifting.  However, you are still subject to the trading restrictions and pre-clearance requirements in transacting in these shares described in Section 4 of this Agreement.

6.       Withholding Taxes.  Your System Company employer shall have the right to require you to remit to it, or to withhold from other amounts payable to you, an amount sufficient to satisfy all federal, state and local tax withholding requirements.  The Company may use the “net shares method” to satisfy any tax withholding obligation, which means the Company may reduce the number of vested Restricted Shares otherwise payable to you by the number of vested Restricted Shares necessary to cover such obligation. Depending upon the state or states in which you reside or have resided, or perform or have performed services, in the current, prior and future tax years, you may be subject to state income tax in one or more states or jurisdictions. You should consult your personal tax advisor to determine the states or jurisdictions in which you owe income tax and/or are required to file an individual income tax return, based on your particular circumstances. The Company shall have no liability to you for your individual income tax liability, for withholding or failing to withhold taxes, or for remitting or failing to remit taxes with respect to your income.

7.         No Fractional Shares.    Any fractional shares to be distributed shall be settled in cash and applied to satisfy tax withholding requirements. The Company will not pay out any fractional shares.

8.         Shareholder Rights.  Subject to the terms and conditions set forth herein and in the Plan, as the Grantee of the Restricted Shares, you shall have all rights as a Company shareholder, including, but not limited to, voting rights, the right to receive vested dividends and the right to participate in any capital adjustment applicable to all holders of Common Stock.  Notwithstanding the preceding sentence, any and all dividends paid with respect to the Restricted Shares shall be subject to the same restrictions on transfer and risks of forfeiture as applicable to the underlying Restricted Shares and shall also be subject to any other provisions or reinvestment requirements (including, without limitation, the reinvestment of dividends in the form of Common Stock) as the Committee may, in its discretion, determine.  You shall have the same rights and privileges, and be subject to the same restrictions, with respect to any additional or substitute shares received pursuant to Plan Section 3.2 (Adjustments Upon Changes in Capital Structure).

9.         No Code Section 83(b) Election. This Award of Restricted Shares is conditioned upon you refraining from making an election with respect to the Award under Section 83(b) of the Code.

10.       Objection to Restricted Shares Grant.  If for any reason you do not wish to receive this Restricted Shares grant and/or do not agree to its terms and conditions, you must file a written objection with HR Employee Services on or before April 15, 2015.  If you do not file a written objection with HR Employee Services by such date, you shall be deemed to have accepted this Restricted Shares grant, effective as of the Grant Date, subject to all of the terms and conditions set forth in this Agreement.

11.        Restricted Shares Nontransferable.  None of the Restricted Shares shall be sold, exchanged, pledged, transferred, assigned, or otherwise encumbered, hypothecated or disposed of by you (or your designated beneficiary) other than by (a) will or laws of descent and distribution or (b) a qualified domestic relations order (as defined by the Code).

12.      Entergy Policies.

(a)  Hedging Policy.  Pursuant to the Entergy Corporation Policy Relating to Hedging, as adopted by the Company’s Board of Directors at its meeting held on December 3, 2010 and as in effect on the date hereof, officers, directors and employees are prohibited from entering into hedging or monetization transactions involving Common Stock so they continue to own Common Stock with the full risks and rewards of ownership, thereby ensuring continued alignment of their objectives with the Company’s other shareholders.  Participation in any hedging transaction with respect to Common Stock (including Restricted Shares) is prohibited.

(b)  Recoupment Policy; Payment in Error.  Pursuant to the Entergy Corporation Policy Relating to Recoupment of Certain Compensation, as adopted by the Company’s Board of Directors at its meeting held on December 3, 2010 and as in effect on the date hereof, the Company is allowed to seek reimbursement of certain incentive compensation (including Restricted Shares) from “executive officers” for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, if the Company is required to restate its financial statements due to material noncompliance with any financial reporting requirement under the federal securities laws (other than corrections resulting from changes to accounting standards) or if there is a material miscalculation of a performance measure relative to incentive compensation, regardless of the requirement to restate the financial statements; or if the Board of Directors determines that an executive officer engaged in fraud resulting in either a restatement of the Company’s financial statements or a material miscalculation of a performance measure relative to incentive compensation whether or not the financial statements were restated.  To the maximum extent permitted by applicable law, in the event that a payment is made to you (whether in cash, stock or other property) in error that exceeds the amount to which you are entitled pursuant to the terms of this Agreement or the Plan (such excess amount, an “Excess Payment”), you will repay to the Company, and the Company shall have the right to recoup from you such Excess Payment by notifying you in writing of the nature and amount of such Excess Payment together with (i) demand for direct repayment to the Company by you in the amount of such Excess Payment or (ii) reduction of any amount(s) owed to you by the Company or any other System Company by the amount of the Excess Payment.

13.        Governing Law.  This Agreement shall be governed by and construed according to the laws of the State of Delaware, without regard to its principles of conflict of laws.

14.        Incorporation of Plan.  The Plan is hereby incorporated by reference and made a part hereof, and the Restricted Shares and this Agreement shall be subject to all terms and conditions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Committee and as may be in effect from time to time.  Any capitalized term which is not defined in this Agreement shall have the meaning set forth in the Plan. If any terms of this Agreement are inconsistent with the terms of the Plan, the terms of the Plan shall govern unless the Plan allows for such modification of the Plan’s term by this Agreement.

15.        Amendments.  This Agreement may be amended or modified at any time only by an instrument in writing signed by the parties hereto.  The Plan may be amended, modified or terminated only in accordance with its terms.

17.        Agreement Not a Contract of Employment.  Neither the Plan, the granting of the Restricted Shares, this Agreement nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that you have a right to continue as an employee of any System Company for any period of time or at any specific rate of compensation.

18.        Authority of the Committee.  The Committee shall have full authority to interpret and construe the terms of the Plan and this Agreement.  The determination of the Committee as to any such matter of interpretation or construc-tion shall be final, binding and conclusive.

/s/ Jennifer Raeder